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FOR IMMEDIATE RELEASE                                Contact: Glenn Epstein
NASDAQ: IMGC                                                  Chairman & CEO

                                                     Contact: Cathy Yudzevich
                                                              IR Specialist
                                                              (518) 782-1122



              INTERMAGNETICS PROPOSES TO ACQUIRE INVIVO CORPORATION


LATHAM, N.Y., November 3, 2003--Intermagnetics General Corporation (NASDAQ:
IMGC) today announced it has made a proposal (letter follows) to Invivo Corporation's (NASDAQ: SAFE) chief executive officer and board of directors to acquire all of Invivo's outstanding shares. Intermagnetics proposes to pay $19 for each share of Invivo, which represents a premium of 20% over its 50 day moving average, and 14% over today's closing price.

Intermagnetics proposes to pay $15 of the purchase price per share in cash and $4 per share in Intermagnetics common stock. The proposed transaction has a total equity value of approximately $140 million assuming 7.37 million fully diluted shares, which includes almost 1.5 million options outstanding under Invivo's stock option plans.

Invivo designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings. It is the market leader in specialized patient monitoring equipment that can be used in the very high magnetic field environment within MRI radiology suites. These monitors track and report on various patient vital signs during MRI procedures.

"We have extended multiple invitations to Invivo's CEO and its Board to meet with us to discuss our proposal and negotiate a mutually acceptable transaction," said Glenn H. Epstein, chairman and chief executive officer of Intermagnetics. "We are disappointed that they have repeatedly failed to respond meaningfully to our overtures. Because this is a transaction that provides Invivo's stockholders with an opportunity to realize immediate financial gain and liquidity, we believe we had no alternative but to make our proposal public."

"Invivo is trading at or near its 52-week high," Epstein said. "We believe that the current market price reflects the exceptional anticipated growth Invivo's management has promised to deliver to its stockholders. Under our proposal, Invivo stockholders would realize a premium to market value now, thus eliminating the risk and delay associated with waiting for Invivo to execute its projected growth strategy on its own."



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"In addition to the benefits this proposed transaction would bring to Invivo's stockholders, we believe that a combination of the two companies delivers compelling strategic value to Intermagnetics," Epstein added. "Invivo's diversified customer base and breadth of complementary product lines make it an attractive addition to our successful MRI business. Based on publicly available information, we estimate that the effect on earnings following an acquisition of Invivo would be slightly accretive within the current fiscal year (ending May
2004) and substantially accretive during fiscal 2005 following a full year's contribution of earnings," said Epstein.

Epstein noted that while Intermagnetics currently sells its MRI related products mainly to MRI system integrators, Invivo sells primarily to direct end users. He added that Intermagnetics could leverage Invivo's well-established global sales and service channels to provide incremental revenue opportunities for its existing radio frequency (RF) coil business. Overall, Intermagnetics expects that a combination of the companies would offer Invivo's management, operations, manufacturing and sales teams expanded personal and professional opportunities.

Michael K. Burke, Intermagnetics, chief financial officer added: "Based on the highly complementary nature of Intermagnetics' and Invivo's operations, we believe that we can quickly and successfully integrate operations, capture incremental revenue opportunities and maximize accretive contributions to Intermagnetics. Invivo's reported product line gross margins, operating profit and cash flow are all excellent fits with our historical business model and financial objectives. Also, the combination of cash and stock which we have proposed provides Invivo's stockholders with the opportunity to participate in the upside potential of the combination of our companies and maintains significant financial flexibility for Intermagnetics' future growth plans. We have commitments for financing beyond our existing credit facilities. This gives us the flexibility to revise our proposal if Invivo demonstrates that there is additional value. It also gives us the ability to propose an alternative structure if it will help facilitate negotiations."

Epstein concluded: "We would like to reiterate our strong preference to work cooperatively within the framework of a negotiated transaction. To this end, Intermagnetics and its financial and legal advisers are prepared to meet with Invivio and its advisers on a moment's notice to discuss the terms of our proposal and to negotiate a definitive agreement that can be presented to Invivo's stockholders."

The company will discuss this press release during a conference call at 8:30 AM EST on Tuesday, November 4, 2003. The call will be broadcast live and archived over the Internet through the company's web site www.igc.com under the Investor Relations section. The domestic dial-in number for the live call is (877) 407-8037. The international dial-in number is (201) 689-8037. No conference code is required for the live call. The company will also make available a digital replay beginning at 1:00 PM EST on November 4, 2003 through midnight November 7, 2003 by dialing (201) 612-7415 - account number 2926 and requesting conference 81577.


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Note: This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Invivo or Intermagnetics. Should any such offer be commenced, Intermagnetics will file and deliver all forms, notices and documents required under state and federal law.

Intermagnetics (www.igc.com), drawing on the financial strength, operational excellence and technical leadership in its core businesses of Magnetic Resonance Imaging and Instrumentation has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, radio-frequency coils, magnets and devices utilizing low- and high-temperature superconductors and related cryogenic equipment.

Safe Harbor Statement: This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Intermagnetics cannot provide assurances that the proposal described in this press release will be successfully completed nor that we will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: achievement of the expected annual savings and synergies from the proposed business combination; competitive product and pricing pressures; the ability of Intermagnetics to finalize any required contract related to financing; any future legal proceedings, including any litigation with respect to the proposal; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in Intermagnetics Securities and Exchange Commission filings.

The following letter to Mr. James B. Hawkins, CEO of Invivo Corporation, was issued by Glenn Epstein, Chairman and CEO of Intermagnetics General Corporation:

October 31, 2003

By Facsimile and Overnight Mail

James B. Hawkins
Chief Executive Officer
Invivo Corporation
4900 Hopyard Road - Suite 210
Pleasanton, California  94588

Dear Jim:

Thank you for your letter of October 23, which arrived by regular mail on October 27. We, however, respectfully disagree with your board's assessment regarding both the optimal time to actively consider the sale of Invivo Corporation and the value Intermagnetics has proposed for your stockholders. We believe that now is precisely the appropriate time for you and your board to actively examine Intermagnetics' very attractive proposal.

We have taken both your past and prospective achievements into account to arrive at our current assessment of Invivo's value. Invivo is trading not only at or near its 52-week high, but also at its five-year high. This market price reflects the full value, as perceived by the market, for the growth you have promised to deliver. As you know, at $19.00 per share, Intermagnetics is proposing to pay an attractive premium to that value.



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Accordingly, we believe that Invivo's stockholders should be afforded the opportunity to achieve liquidity and fully realize this value with absolute certainty today, without the very tangible risks and delay associated with waiting for Invivo to execute, on its own, its promised growth plan.

Moreover, by proposing to pay the purchase price in 80% cash and 20% Intermagnetics' common stock in a transaction that would not require us to secure any additional external financing, we would be providing immediate liquidity to Invivo's stockholders for approximately the 30-day average cash value of their stock, while providing the premium in Intermagnetics' shares. This would give Invivo's stockholders the opportunity to either share in the upside potential created by a combination of our companies, or to take advantage of the greater liquidity that would be available to them in the combined public entity.

We strongly believe that now is the time for Invivo to actively engage in meaningful negotiations with Intermagnetics to structure a combination of our companies. If our due diligence review of Invivo reveals additional value, we are prepared to revise our proposal to reflect such value. In addition, we are prepared to consider alternative structures to arrive at a transaction that the Invivo board ultimately believes is in the best interest of its stockholders.

I first began to explore a possible combination of our companies with you in June and again in July and you indicated that the timing was not right. After a number of failed attempts to schedule additional meetings with you, we provided our first written indication of interest on October 2 followed by a second written proposal on October 16 and an appeal directly to Invivo's board of directors on October 21. You and your board have yet to respond meaningfully to any of these overtures.

We are convinced that Invivo's stockholders deserve the opportunity to be able to fully consider our proposal now. Accordingly, we are prepared to make public our interest in Invivo.

Please be assured that Intermagnetics and our financial and legal advisors stand ready to meet with you and your advisors to begin negotiations regarding our proposal. It would be our intent to negotiate and conduct due diligence on a timetable that would reasonably lead to a definitive agreement by year end. Please call me directly to discuss the appropriate next steps in this process. I am sending by e-mail numbers at which I can be reached over the weekend.

Yours sincerely,

Glenn H. Epstein
Chairman and Chief Executive Officer

cc:      Invivo's board of directors:
         Laureen DeBuono (c/o Invivo via Airborne Express)
         Ernest Goggio (via Airborne Express)
         George Sarlo (via Airborne Express)




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